EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212045 on Form S-8 of our reports dated November 28, 2018, relating to the consolidated financial statements and financial statement schedules of Atkore International Group Inc. and subsidiaries, and the effectiveness of Atkore International Group Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Atkore International Group Inc. for the year ended September 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 28, 2018